EXHIBIT 10.7

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is made and entered into as of June __, 2010 by and among GXS Group, Inc., a Delaware corporation (formerly known as Griris Holding Company, Inc., the “Company”) and FRANCISCO PARTNERS MANAGEMENT, LLC (the “Advisor”).  Terms used but not defined in this Agreement have the meanings set forth in the Stockholders Agreement (the “Stockholders Agreement”), of even date herewith, among the Company, certain affiliates of the Advisor, Cerberus Institutional Partners (Americas), L.P. and Cerberus Institutional Partners, L.P. (collectively, “Cerberus”) and CCG Investment Fund, L.P., CCG Associates – QP, LLC, CCG Investment Fund – A1, LP, CCG AV, LLC – Series A, CCG AV, LLC – Series C and CCG C1, LLC (collectively, “GGC”).

WHEREAS, the Company desires to retain the Advisor and the Advisor desires to perform for the Company and/or its subsidiaries certain services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.             Term.  This Agreement shall be in effect for an initial term of ten (10) years commencing on the date hereof (the “Term”), and shall be automatically extended thereafter on a year-to-year basis unless the Company or the Advisor provide written notice of their desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof.

2.             Services.  The Advisor shall perform or cause to be performed such services for the Company and/or its subsidiaries as directed by the Company’s board of directors, which may include, without limitation, the following:

(a)           executive and management services;

(b)           identification, support and analysis of acquisitions and dispositions by the Company or its subsidiaries;

(c)           support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d)           finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(e)           human resource functions, including searching and hiring of executives; and

(f)           other services for such Company or its subsidiaries upon which such Company’s board of directors and the Advisor agree.

Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of services required to be provided to the Company pursuant to this Agreement.

3.             Advisory Fee

(a)           The Company shall pay in cash to the Advisor or its designee an annual advisory fee (the “Advisory Fee”) equal to the Advisor’s Pro Rata Fee Portion of $4,000,000 per annum during the Term; provided, however, that no such payment shall be made by the Company to the extent payment of such fee would be contrary to the requirements of the financing documents of the Company or any of its applicable subsidiaries.  The initial Advisory Fee payable hereunder shall be payable in full on December 31, 2010, and then one-quarter of the Advisory Fee shall be payable on a quarterly basis in advance thereafter.  The Company shall also reimburse the Advisor and/or its affiliates for their reasonable out-of-pocket expenses incurred in connection with the provision of services hereunder.

(b)           For the avoidance of doubt, the Advisor and their affiliates shall be permitted to waive or forgive payment of the Advisory Fee (and any similar fees payable to GGC or Cerberus pursuant to the Stockholders Agreement) for any period in their sole discretion.

4.             Personnel.  The Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of the Advisor as the Advisor shall deem appropriate to the furnishing of the services required.

5.             Liability.  Neither the Advisor nor any other Indemnitee (as defined in Section 6 below) shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of an Indemnitee acting within the scope of such person’s employment or authority.  The Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by the Advisor or any of the other Indemnitees.  Except as the Advisor may otherwise agree in writing after the date hereof:  (i) the Advisor shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly:  (A) engage in the same or similar business activities or lines of business as any of the Company or any of its subsidiaries, including those competing with the Company or any of its subsidiaries and (B) do business with any client or customer of the Company or any of its subsidiaries; (ii) neither the Advisor nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to the Company or any of its subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein; and (iii) in the event that the Advisor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its subsidiaries, on the one hand, and the Advisor on the other hand, or any other person, the Advisor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that the Advisor directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person or does not present such opportunity to the Company.  In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third-party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 6 below) relating to the service to be provided by the Advisor hereunder.

6.             Indemnity.  The Company and its subsidiaries shall defend, indemnify and hold harmless the Advisor, its affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee.  The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, any of its subsidiaries or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then such Advisor shall reimburse the Company and its subsidiaries for the costs of defense and other costs incurred by the Company and its subsidiaries.

7.             Notices.  All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

To the Company:

GXS Group, Inc.
100 Edison Park Drive
Gaithersburg, MD 20878
Attention: General Counsel
Facsimile: (301) 340-5840

To the Advisor:

Francisco Partners Management, LLC
One Letterman Drive
Building C – Suite 410
San Francisco, CA 94129
Attention: Thomas Ludwig
Facsimile: (415) 418-2999

8.             Assignment.  The Company may not assign any obligations hereunder to any other party without the prior written consent of the Advisor (which consent shall not be unreasonably withheld), and the Advisor may not assign any obligations hereunder to any other party without the prior written consent of the Company (which consent shall not be unreasonably withheld); provided that the Advisor may, without consent of the Company, assign its rights and obligations under this Agreement to any Permitted Transferee.

9.             Successors.  This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10.           Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

11.           Entire Agreement; Modification; Governing Law.  The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.  No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party.  All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

GXS GROUP, INC.

By:	/s/ /s/ Seth Plattus
Name: Seth Plattus
Title: Senior Vice President

FRANCISCO PARTNERS MANAGEMENT, LLC

By:	/s/ David Golob
Name: David Golob
Title: Managing Member